Exhibit 99.1

Standard Premium Expands Stock Repurchase Program Following Strong Q2 Results

MIAMI, – July 31, 2025 – Standard Premium Finance Holdings, Inc. (OTCQX: SPFX), a leading specialty finance company, today announced that its board of directors has authorized an expansion of the Company’s previously announced $250,000 stock repurchase program which follows the Company’s strong second quarter performance, including $3.1 million in revenue, income before taxes of $345,000 and a return-on-equity of 15%. The board approved the ability for repurchases to be effectuated in the open market in accordance with applicable SEC regulations and safe harbor provisions, in addition to privately negotiated transactions directly with stockholders.

“The expanded repurchase program reinforces our continued confidence in the Company’s strategic direction and long-term vision, and our ability to execute on a compelling growth trajectory,” says William Koppelmann, CEO, Standard Premium. “It provides us with another flexible mechanism to return value to shareholders while maintaining a disciplined, balanced and methodical capital allocation approach.”

The Company noted that repurchases under the program remain subject to a number of factors, including market conditions, stock price, regulatory requirements and limitations and corporate liquidity needs and priorities. The program does not obligate the Company to repurchase any specific number of shares and repurchases may be suspended or discontinued at any time. The program remains in effect through November 2, 2025.

“As we continue to scale our business and deliver consistent, solid financial performance, we remain focused on sustainably enhancing shareholder value through prudent capital deployment and strategic execution,” adds Koppelmann.

About Standard Premium Finance Holdings, Inc.

Standard Premium Finance Holdings, Inc. (OTCQX: SPFX), is a specialty finance company which has financed premiums on over $2 Billion of property and casualty insurance policies since 1991. We currently operate in 38 states and are seeking M&A opportunities of synergistic businesses to leverage economies of scale. https://www.standardpremium.com/

Cautionary Statement Regarding Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended with regard to our anticipated future growth and outlook, including the Company’s current plans concerning the stock repurchase plan. Our actual results may differ from expectations presented or implied herein and, consequently, you should not rely on these forward-looking statements as predictions of future events. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or results.

Additional information concerning risk factors relating to our business is contained in Item 1A Risk Factors of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2025 which is available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website, standardpremium.com.

Media:
Nicholas Turchiano
CPR Marketing
nturchiano@cpronline.com
201-641-1911x35